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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0362
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 1.0
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[X] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Gerald A. Poch
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Pequot Capital Management, Inc.
   500 Nyala Farm Road
--------------------------------------------------------------------------------
                                    (Street)

   Westport             CT                      06880
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   FutureLink Corp.
   FLNK
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   12/31/00
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

================================================================================
7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ] Form filed by One Reporting Person

   [   ] Form filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                             4.                                  Amount of      Owner-
                                                             Security Acquired (A) or            Securities     ship
                                                             Disposed of (D)                     Beneficially   Form:     7.
                                                             (Instr. 3, 4 and 5)                 Owned at End   Direct    Nature of
                                  2.            3.           -----------------------------       of Issuer's    (D) or    Indirect
1.                                Transaction   Transaction                  (A)                 Fiscal Year    Indirect  Beneficial
Title of Security                 Date          Code             Amount      or     Price        (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                   (D)                 & 4)           (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.0001 Par Value    2/29/00        C4            1,678,139(1)  (A)    $8.40/sh                    (I)       By
                                                                                    (3)                                   Partner-
                                                                                                                          ship
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 Par Value    4/28/00        P4            1,764,704(1)  (A)    $8.50/sh     9,806,480(1)   (I)       By
                                                                                                                          Partner-
                                                                                                                          ship
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

Warrant             $8.5/sh  2/29/00  C4              1,678, Immed    10/15/04 Common    1,678,  0                  (I)     By
                                                      139(1)          (2)                139(1)                             Partner-
                                                                                                                            ship
------------------------------------------------------------------------------------------------------------------------------------
Warrant             $9.25/sh 4/28/00  P4        441,176      Immed    4/28/03  Common    441,176 0        441,176   (I)     By
                                                (1)                                      (1)              (1)               Partner-
                                                                                                                            ship
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The reporting person is an employee of Pequot Capital Management, Inc. The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(2) The warrants were issued to the reporting person on three separate occasions and therefore have three different expiration dates. The three expiration dates are 10/15/04, 11/5/04, and 11/12/04.

(3) Exercise price adjusted pursuant to an anti-dilution provision in the warrant.


  /s/ Gerald A. Poch                                           07/09/2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number